As filed with the U.S. Securities and Exchange Commission on May 15, 2025

Registration No. 333-220544

Registration No. 333-271577

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-220544

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271577
UNDER THE SECURITIES ACT OF 1933

Despegar.com, Corp.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commerce House 4th Floor Wickhams Cay 1 Road Town, Tortola VG1110 British Virgin Islands (Address, including zip code, of registrant’s principal executive offices)

Despegar.Com, Corp. Amended and Restated 2016 Stock Incentive Plan

(Full title of the plan)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Despegar.com, Corp. (the “Registrant”) is filing post-effective amendments (“Post-Effective Amendments”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all unsold securities as of the date hereof originally registered by the Registrant pursuant to its Registration Statements:

Registration Statement No. 333-220544, filed with the Securities and Exchange Commission (the “Commission”) on September 20, 2017, with respect to (i) 4,861,777 ordinary shares, without par value of the Registrant under the Despegar.Com, Corp. Amended and Restated 2016 Stock Incentive Plan, as amended through April 26, 2023 (the “Plan”) and (ii) an indeterminable number of additional ordinary shares that may become available for issuance under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions or as a result of outstanding awards under the Plan being redeemed by, surrendered to or otherwise reacquired by the Registrant or are cancelled or expire unexercised.

Registration Statement No. 333-271577, filed with the Commission on May 2, 2023, with respect to (i) 1,550,000 ordinary shares, without par value of the Registrant under the Plan and (ii) 1,200,000 ordinary shares that may become available for issuance under the Plan as a result of outstanding awards under the Plan being redeemed by, surrendered to or otherwise reacquired by the Registrant or are cancelled or expire unexercised.

On May 15, 2025, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 23, 2024, by and among the Registrant, MIH Internet Holdings B.V., a Netherlands private limited liability company (besloten vennootschap) (“Parent”) and a wholly-owned subsidiary of Prosus N.V., and MIH Investments Merger Sub Limited, a BVI business company with limited liability (“Merger Sub”) and a wholly-owned indirect subsidiary of Parent, Merger Sub merged with and into the Registrant (the “Merger”), with the separate corporate existence of Merger Sub thereupon ceasing and the Registrant continuing as the surviving company and a wholly-owned indirect subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of this Post-Effective Amendments, any and all of the securities registered under the Registration Statements that remained unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Brazil on May 15, 2025.

DESPEGAR.COM, CORP.

By:	/s/ Monica Alexandra Soares da Silva
Name:	Monica Alexandra Soares da Silva
Title:	General Counsel

No other person is required to sign the Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.